Exhibit 99.1

RICEBRAN TECHNOLOGIES  REACHES AGREEMENT WITH CO-INVESTOR IN NUTRA SA

AGREEMENT TERMINATED ALOTHON’S ROLL-UP RIGHTS

WILL RESULT IN RECLASSIFICATION OF OVER $9 MILLION OF DERIVATIVE WARRANT LIABILITIES TO SHAREHOLDERS’ EQUITY

EXPECTED IMPACT ON SHAREHOLDERS’ EQUITY APPEARS TO BE SUFFICIENT TO SATISFY NASDAQ SHAREHOLDERS’ EQUITY REQUIREMENT

SACRAMENTO, CA, April 7, 2017 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (“RBT”), a global leader in the production and marketing of value added products derived from rice bran, today announced that it  reached an agreement on Friday, March 31, 2017, with Alothon Group, LLC (“Alothon”), its minority co-investor in Nutra SA, that terminated Alothon’s roll-up rights, a process that would have allowed Alothon to swap its equity position in Nutra SA for an equivalent value of RiceBran Technologies common stock.  Eliminating Alothon’s rollup rights will allow RiceBran Technologies to reclassify approximately $9.6 million of derivative warrant liability to shareholders’ equity effective March 31, 2017.

RiceBran Technologies believes it will resolve its shareholders’ equity deficiency issue when it reports 2017 first quarter results.  RBT reported shareholders’ equity of $(632,000) as of December 31, 2016.

“We believe this agreement and the resulting reclassification of the derivative warrant liability to shareholders’ equity will greatly enhance our financial position and will place our shareholders’ equity at the end of the 2017 first quarter well above NASDAQ’s requirement for minimum shareholders’ equity of $2.5 million,” noted Robert Smith, PhD, CEO of RiceBran Technologies.  “Over the past nine months we have worked to reduce costs, focus operations, and improve our balance sheet.  This agreement is an important part of positioning RiceBran Technologies to focus on creating shareholder value by pursuing long-term opportunities to expand our core ingredients business that will improve our margins and EBITDA and generate positive returns on capital.”

RiceBran Technologies also needs to regain compliance with Nasdaq’s $1 minimum bid price requirement.  This can be resolved by having the bid reach or exceed $1 per share for ten consecutive trading days.  If this appears unlikely, RiceBran Technologies is committed to taking actions that would allow it to regain compliance, including, if necessary, completing a reverse split of its common stock to increase its share price above the $1 minimum bid price.  RiceBran Technologies has until September 6, 2017 to comply with this requirement.

About RiceBran Technologies

RiceBran Technologies is a food and animal feed ingredient company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious food and feed ingredient products.  Our global target markets are food and feed manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements—portion of additional disclosure

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding the reclassification of derivative warrant liability to shareholders’ equity, future financial results, shareholder’s equity as of March 31, 2017, satisfaction of NASDAQ’s shareholders’ equity requirements and RBT’s potential completion of a reverse stock split.  These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that (i) RBT may have further adjustments to the dollar amount of the warrant liability reclassification, (ii) RBT’s results of operations for the quarter ended March 31, 2017 and the classification of RBT’s outstanding preferred stock as of March 31, 2017 will materially impact its shareholders’ equity, (iii) NASDAQ determines that RBT’s shareholders’ equity as March 31, 2017 is not adequate in light of RBT’s historic financial performance and (iv) if RBT determines to complete a reverse stock split in the future, RBT’s shareholders may not provide the requisite approval.   RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in this press release and in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
+(732) 410-9810
fred@ascendantpartnersllc.com